Exhibit 99.1
[NEWS FROM USI]
[AMERICAN STOCK EXCHANGE(R) LISTED]
                                                           For Immediate Release
                                                 Contact: Harvey Grossblatt, CEO
                                            Universal Security Instruments, Inc.
                                                          410-363-3000, Ext. 224
                                                                              or
                                                          Don Hunt, Jeff Lambert
                                             Lambert, Edwards & Associates, Inc.
                                                                    616-233-0500


                      Universal Security Instruments Posts
                      ------------------------------------
                         Highest Second Quarter Earnings
                         -------------------------------

       Sales Grow 33%; Earnings Rise 41% to Exceed $1 Million for Quarter

OWINGS MILLS, MD, November 15, 2004 - Universal Security Instruments, Inc. (AMEX: UUU) today announced the highest quarterly earnings in the company's 35-year history for its second quarter ended September 30, 2004.

The Owings Mills, MD-based designer and marketer of safety and security equipment posted net earnings for the quarter of $1,043,836, or $0.66 per basic share ($0.59 per diluted share), and net sales which rose 33% to $6,622,221, compared with net earnings of $740,446, or $0.49 per basic share ($0.43 per diluted share), and net sales of $4,988,483.

For the six months ended September 30, 2004, sales rose 22% to $11,497,003 versus $9,420,433 for the same period last year. The Company reported net earnings of $1,777,615, or $1.13 per basic share ($1.01 per diluted share) compared to net earnings of $1,592,945, or $1.06 per basic share ($0.93 per diluted share) last year.

According to Universal, sales of the Company's core products, such as smoke alarms, carbon monoxide alarms and ground fault circuit interrupters continued to grow during the period. "We are pleased with our results for the second quarter as this was the first time Universal successfully broke the $1 million mark in quarterly earnings. We were able to make the most of our opportunities thanks to outstanding growth on both the electrical distribution and retail sales fronts and continued improved operations by our Hong Kong joint venture," said Harvey Grossblatt, chief executive officer of Universal Security Instruments.

"While the second quarter is typically our strongest of the year, it is worth noting that the multiple hurricanes that hit Florida actually reduced sales activity for us in that state - one of our best markets. As that area now works to rebuild during the coming months, we expect increased sales in support of those efforts. Overall, we continue to execute our strategy to build market share in a quality-focused manner and I believe we are well positioned heading into the second half of our fiscal year."

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of residential smoke, fire and carbon monoxide alarms. Founded in 1969, the Company has a 35-year heritage of developing innovative and easy-to-install safety and security devices, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit the website at www.universalsecurity.com.

                                   -- more --


            7-A GWYNNS MILL COURT o OWINGS MILLS, MARYLAND 21117, USA
                   (410) 363-3000 o www.universalsecurity.com

Universal/Page 2
                      UNIVERSAL SECURITY INSTRUMENTS, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                        --------------------------------

                                                                                                        (UNAUDITED)
                                                                                                   Three Months Ended September 30,
                                                                                                           2004          2003
                                                                                                       ------------   -----------
Sales                                                                                                  $  6,622,221   $ 4,988,483
Net income*                                                                                               1,043,836       740,446
Income per share
      Basic                                                                                                    0.66          0.49
      Diluted                                                                                                  0.59          0.43
Weighted average number of common shares outstanding
      Basic                                                                                               1,580,149     1,503,457
      Diluted                                                                                             1,757,296     1,724,693

                                                                                                        (UNAUDITED)
                                                                                                     Six Months Ended September 30,
`                                                                                                          2004          2003
                                                                                                       ------------   -----------
Sales                                                                                                  $ 11,497,003   $ 9,420,433
Net income*                                                                                               1,777,615     1,592,945
Income per share
      Basic                                                                                            $       1.13   $      1.06
      Diluted                                                                                          $       1.01   $      0.93
Weighted average number of common shares outstanding
      Basic                                                                                               1,572,558     1,500,412
      Diluted                                                                                             1,752,723     1,706,021
* Due to the tax benefit carryforward of prior years' operating losses, no tax liability was incurred.

                                                              CONSOLIDATED BALANCE SHEET
                                         ASSETS                                                               September 30,
                                                                                                              -------------
`                                                                                                           2004          2003
                                                                                                       ------------   -----------
Cash                                                                                                   $     80,602   $   690,873
Accounts receivable and amount due from factor                                                            4,595,203     1,383,280
Inventory                                                                                                 2,928,642     3,056,028
Prepaid expenses                                                                                            322,856
                                                                                                       ------------   -----------
                                                                                                                          313,528
TOTAL CURRENT ASSETS                                                                                      7,917,975     5,453,037

INVESTMENT IN HONG KONG JOINT VENTURE                                                                     5,544,627     4,492,665

PROPERTY AND EQUIPMENT - NET                                                                                 82,969        94,337
OTHER ASSETS AND DEFERRED TAX ASSET                                                                          72,385        11,472
                                                                                                       ------------   -----------
TOTAL ASSETS                                                                                           $ 13,617,956   $10,051,511
                                                                                                       ============   ===========

                          LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accrued expenses                                                                  $  1,860,574   $ 1,277,579
Accrued liabilities                                                                                         722,903       644,549
Current obligations under capital lease                                                                      22,888
                                                                                                       ------------   -----------
                                                                                                                            2,750
TOTAL CURRENT LIABILITIES                                                                                 2,586,227     1,945,016
                                                                                                       ------------   -----------
LONG TERM DEBT                                                                                                   --            --
SHAREHOLDERS' EQUITY
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding
1,580,729 and 1,505,260 shares at September 30, 2004 and September 30, 2003, respectively                    15,809        15,053
Additional paid-in capital                                                                               11,244,465    11,075,683
Accumulated deficit                                                                                        (228,545)   (2,984,241)
                                                                                                       ------------   -----------
TOTAL SHAREHOLDERS' EQUITY                                                                               11,031,729     8,106,495
                                                                                                       ------------   -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                             $ 13,617,956   $10,051,511
                                                                                                       ============   ===========

All shares have been adjusted to reflect the 4-for-3 stock split payable on April 5, 2004.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Although UNIVERSAL SECURITY INSTRUMENTS, INC. believes that the expectations reflected in such forward-looking statements are reasonable; the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projections.